AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 15, 1996
                                                    REGISTRATION NO. 333-



                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549
                               __________________

                                   FORM S-3
                            REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933


                                  ADVO, INC.
            (Exact name of registrant as specified in its charter)

        DELAWARE                                             06-0885252
(State or other jurisdiction of                           (I.R.S. Employer
incorporation or organization)                         Identification Number)

                               ONE UNIVAC LANE
                                 P.O. BOX 755
                        WINDSOR, CONNECTICUT 06095-0755

                 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                             DAVID M. STIGLER, ESQ.
            SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                                 ADVO, INC.
                              ONE UNIVAC LANE
                               P.O. BOX 755
                     WINDSOR, CONNECTICUT 06095-0755
          (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                   COPY TO:

                              M. Louise Turilli
                            Day, Berry & Howard
                                CityPlace
                     Hartford, Connecticut 06103-3499
                              (203) 275-0178

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement when warranted by market conditions and other factors.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ X ]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the
        same offering.  [   ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the Prospectus is expected to be made pursuant to Rule
        434, please check the following box.  [   ]

                                      CALCULATION OF REGISTRATION FEE

Title of each Class of             Amount to be       Proposed Maximum Offering    Proposed Maximum Aggregate       Amount of
Securities to be Registered        Registered(1)        Price Per Share(1)             Offering Price(1)        Registration Fee
 Common Stock, $.01 par value       17,595 shs.               $11.562                      $202,748                   $100

(1)     Estimated solely for purposes of determining the registration fee.
        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or effective on such dates as the Commission acting pursuant to said Section 8(a) may determine.

                       SUBJECT TO COMPLETION, DATED MAY 15, 1996

                                   17,595 SHARES

                                     ADVO, INC.

                                   COMMON STOCK

                                 ($.01  PAR VALUE)



     This Prospectus relates to 17,595 shares (the "Shares") of common stock, $.01 par value (the "Common Stock"), of Advo, Inc., a Delaware corporation ("Advo" or the "Company"). All of the Shares being offered hereby are outstanding shares.

     The Shares may be offered by certain Shareholders of the Company (the "Selling Shareholders") from time to time in transactions on the New York Stock Exchange, in negotiated transactions, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Shareholders, and any agents or broker-dealers that participate with the Selling Shareholders in the distribution of the Shares, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on their resale of the Shares may be deemed to be underwriting commissions or discounts under the Securities Act. See "The Selling Shareholders" and "Plan of Distribution."

     None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. The Company has agreed to bear certain expenses (other than selling commissions) in connection with the registration of the Shares.

     The Common Stock of the Company is quoted on the New York Stock Exchange under the symbol "ADVO." On April 30, 1996, the per share closing price of the Common Stock as reported on the New York Stock Exchange was $10.125.






THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
         EXCHANGE COMMISSION OR ANY  STATE SECURITIES COMMISSION NOR HAS
            THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
                UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                   The date of this Prospectus is May   , 1996

                                 AVAILABLE INFORMATION

        Advo has filed a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission"), Washington, D.C., with respect to the Shares of Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement on file with the Commission. The information omitted can be inspected at the office of the Commission, 450 Fifth Street, N.W., Washington, D.C., and copies can be obtained from the Commission at prescribed rates by writing to it at 450 Fifth Street, N.W., Washington, D.C. 20549. For further information pertaining to Advo and the Shares of Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof.

        Advo is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by Advo with the Commission can be inspected and copied at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

        Advo Common Stock is listed on the New York Stock Exchange (the "NYSE"). Reports, proxy and information statements, and other information concerning Advo may be inspected at the office of the NYSE, 100 Broad Street, New York, NY 10001.

                      INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents have been filed by Advo with the Commission (File No. 1-11720) pursuant to the Exchange Act and are incorporated herein by reference:

        (1) Annual Report on Form 10-K for the fiscal year ended September 30, 1995;

        (2) Quarterly Reports on Form 10-Q for the quarters ended December 30, 1995 and March 30, 1996;

        (3) Current Reports on Form 8-K dated January 26, 1996, March 5, 1996 and May 13, 1996; and

        (4) The description of the Company's Common Stock contained in its Registration Statement filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.

        All documents filed by Advo pursuant to Section 13(a), 13(c), or 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        Copies of the above documents (excluding exhibits to such documents, unless such exhibits are specifically incorporated by reference therein) may be obtained upon written or oral request without charge by each person, including beneficial owners, to whom this Prospectus is delivered from David Stigler, General Counsel and Secretary, Advo, Inc., One Univac Lane, P.O. Box 755, Windsor, Connecticut 06095-0735 (telephone number (860) 285-6120).

                                 THE COMPANY


        ADVO, Inc. ("ADVO" or the "Company") is a direct marketing firm primarily engaged in soliciting and processing printed advertising from retailers, manufacturers and service companies for targeted distribution by both shared and solo mail to consumer householders in the United States on a national, regional and local basis. Founded in 1929 as a hand delivery company, the Company entered the direct mail industry as a solo mailer in 1946 and began its shared mail program in 1980. The Company currently is the largest commercial user of third-class mail in the United States.

        ADVO competes primarily with newspapers, direct mail companies, broadcast media, periodicals and other local distribution entities for retail advertising expenditures. The Company believes that direct mail, which enables advertisers to target advertisements to specific customers or geographic areas, is the most efficient vehicle for delivering printed advertising on a saturation or full market coverage basis, as well as an effective means of targeted coverage ADVO has participated in several joint ventures in order to expand its targeting capability by offering psychographic and product usage information in additional to its geo-demographic database.

        ADVO's principal executive offices are located at One Univac Lane, Windsor, Connecticut, 06095.


USE OF PROCEEDS

    The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders.

                           THE SELLING SHAREHOLDERS

    The following table sets forth certain information regarding the ownership by the Selling Shareholders of Common Stock at March 30, 1996, and as adjusted for the sale of the Shares offered hereby. At March 30, 1996, there were 23,997,615 shares of Common Stock issued and outstanding.


                      Beneficial Ownership                         Beneficial   Ownership
                       Prior to Offering      Shares Being             After Offering
                    Shares         Percent    Offered Hereby      Shares         Percent

SELLING SHAREHOLDERS

Joseph P. Durett    159,745            .7%         15,742          144,003        .6%


Robert S. Hirst      26,748            .1%            856            25,892       .1%


J.C. Dennis           8,893            *              575             8,318       *


Richard Altschuler      922            *              422               500       *






____________________________

    *    Less than .1%

    1. Joseph P. Durret resigned his positions as President and Chief Operating Officer and a director of the Company effective May 15, 1996.

    2.   Robert S. Hirst is Vice President and Controller of the Company.

    3. J. C. Dennis is Vice President of Strategic National Accounts of the Company.

    4. Richard Altschuler is Director - Business Technology - Marketing & Sales of the Company.

                                  PLAN OF DISTRIBUTION

    The Shares registered for sale hereby may be sold from time to time by the respective Selling Shareholders. Such sales may be effected (i) in transactions on the NYSE, or (ii) in privately negotiated transactions or in a combination of any such transactions. Such transactions may be effected by the Selling Shareholders at market prices and on terms prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

    Brokers, dealers or agents may receive compensation in the form of discounts, commissions or concessions from the Selling Shareholders in amounts to be negotiated in connection with the sale and may receive commissions from the purchasers of Shares for whom they may act as agent. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

    The Selling Shareholders are acting independently of the Company in making decisions with respect to the timing manner and size of each sale. The place and time of delivery for a particular offer of the Shares will be set forth in an accompanying Prospectus Supplement, if required.

    All costs, expenses and fees in connection with the registration of the Shares will be borne by the Company. Commissions and discounts, if any, attributable to the sales of the Shares will be borne by the Selling Shareholders.

                                  LEGAL OPINION

    The validity of the Shares of Common Stock offered hereby will be passed on by David M. Stigler, Esq., Senior Vice President, General Counsel and Secretary of the Company. Mr. Stigler is a beneficial owner of shares of Common Stock and also holds employee stock options to purchase Common Stock.

                                    EXPERTS

    The consolidated financial statements of Advo, Inc. incorporated by reference in Advo, Inc.'s Annual Report (Form 10-K) for the year ended September 30, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     No dealer, salesperson or any other
person has been authorized to give any
information or to make any representations
in connection with the Offerings other                       17,595 SHARES
than those contained in this Prospectus,
and, if given or made, such information or
representations must not be relied
upon as having been authorized by the Company,
the Selling Shareholders or any of the
Underwriters.  This Prospectus does not                       ADVO, INC.
constitute an offer to sell, or a
solicitation of an offer to buy, any
securities other than the registered
securities to which it relates or an offer to,
or solicitation of, any person in any                         COMMON STOCK
jurisdiction where such an offer or
solicitation would be unlawful.
Neither the delivery of this Prospectus nor any
sale made hereunder shall, under any
circumstances, create any implication
that there has been no change in the                          MAY __, 1996
affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.


            TABLE OF CONTENTS
                                       Page
Available Information                     2
Incorporation of Certain Documents
        by Reference                      2
The Company                               3
Recent Events                             3
Use of Proceeds                           3
The Selling Shareholders                  3
Plan of Distribution                      4
Legal Opinion                             4
Experts                                   4

                                                  PART II

                                  INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The table below sets forth the expenses expected to be incurred and borne solely by the Company in connection with the distribution of the Common Stock offered hereby. Selling commissions shall be borne by the Selling Shareholders. All amounts shown are estimated, except the Securities and Exchange Commission ("SEC") Registration Fee.





        SEC Registration Fee                                                      $    100
        Legal Fees and Expenses                                                      7,500
	Accounting Fees and Expenses                                                 5,000
        Blue Sky Fees and Expenses                                                   1,000
        Miscellaneous Expenses                                                         400
               Total                                                               $14,000


ITEM 15.     INDEMNIFICATION OF  DIRECTORS AND OFFICERS

        The information required by this item is contained in Part II, Item 19 of the Company's Registration Statement on Form S-8 (No. 33-19045) and is incorporated herein by reference and made a part hereof.

ITEM  16.EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

             The following exhibits are filed herewith or incorporated by reference as indicated:

                                                 Incorporation

Exhibit No.     Description                      by Reference

4(a)            Restated Certificate of          Incorporated by reference to
                Incorporation of ADVO.           Exhibit 3(a) to the
                                                   Company's Form 10 filed
                                                   on September 15, 1986
                                                   (No. 1-11720).

4(b)            Restated By-laws of ADVO.         Incorporated by reference to
                                                    Exhibit 3(b) to the
                                                    Company's Annual Report on
                                                    Form 10-K for the fiscal
                                                    year ended September 30,
                                                    1989

4(c)            Stockholder Protection Rights     Incorporated by reference to
                   Agreement, dated as of          Exhibit 4.1 of the Company's
                   February 5, 1993, between the   Form 8-K dated
                   Company and Mellon Securities   Febraury 5, 1993
		   Trust Company, as Rights

                   Agent, including Exhibit A
                   and Exhibit B.

5              Opinion of David M. Stigler, Esq.  Filed herewith
                   as to the legality of the
                   securities registered hereby

23.1           Consent of Independent Auditors.   Filed herewith.

23.2           Consent of David M. Stigler, Esq.  Filed herewith
                  (included in Exhibit 5)

24             Powers of Attorney                 Filed herewith
                  (See Signature Page.)

                                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Windsor, State of Connecticut on May 13, 1996.

                                        ADVO, INC.

                                        By:     /s/ Robert Kamerschen
                                               Robert Kamerschen
                                               Chairman, Chief Executive Officer

 Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes David M. Stigler and Lowell W. Robinson, and each of them singly, such person's true and lawful attorneys, with full power to them and each of them, to sign for such person and in such persons' name and capacity as indicated below, any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorneys to any and all amendments.

Name                                            Title                                       Date
 /s/ Robert Kamerschen                          Chairman, Chief Executive                   May 13, 1996
Robert Kamerschen                               Officer And Director
                                                (Principal Executive Officer)
 /s/ Joseph P. Durrett                          President, Chief Operating Officer and      May 13, 1996
Joseph P. Durrett                               Director
 /s/ Lowell W. Robinson                         Executive Vice President and Chief          May 13, 1996
Lowell W. Robinson                              Financial Officer
                                                (Principal Financial Officer)
 /s/ Robert S. Hirst                            Vice President and Controller               May 13, 1996
Robert S. Hirst                                 (Principal Accounting Officer)
 /s/ Jack W. Fritz                              Director                                    May 13, 1996
Jack W. Fritz
 /s/ Lawrence Lachman                           Director                                    May 13, 1996
Lawrence Lachman
 /s/ Howard H. Newman                           Director                                    May 13, 1996
Howard H. Newman
 /s/ John R. Rockwell                           Director                                    May 13, 1996
John R. Rockwell
                                                Director                                    May 13, 1996
Richard H. Stowe
 /s/ John L. Vogelstein                         Director                                    May 13, 1996
John L. Vogelstein

                                  (A majority of the Board of Directors)

                                               EXHIBIT INDEX


                                                               Incorporation by
Exhibit no.    Description                                     Reference or Page
4(a)           Restated Certificate of                         Incorporated by reference
               Incorporation of ADVO.                              to
                                                                   Exhibit 3(a) to the
                                                                   Company's Form 10
                                                                   filed
                                                                   on September 15, 1986
                                                                   (No. 1-11720).
4(b)           Restated By-laws of ADVO.                       Incorporated by reference
                                                                   to
                                                                   Exhibit 3(b) to the
                                                                   Company's Annual
                                                                   Report
                                                                   on Form 10-K for the
                                                                   fiscal
                                                                   year ended September
                                                                   30,
                                                                   1989
4(c)           Stockholder Protection Rights                   Incorporated by reference
                   Agreement, dated as of                          to
                   February 5, 1993, between the                   Exhibit 4.1 of the
                   Company and Mellon Securities                   Company's Form 8-K
                   Trust Company, as Rights                        dated
                   Agent, including Exhibit A                      February 5, 1993.
                   and Exhibit B.
5              Opinion of David M. Stigler, Esq.
                   as to the legality of the
                   securities registered hereby
23.1           Consent of Independent Auditors.
23.2           Consent of David M. Stigler, Esq.
                   (included in Exhibit 5)
24             Powers of Attorney
                   (See Signature Page.)